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                                                                   EXHIBIT 11.0

                                  ANALOGY, INC.
                       COMPUTATION OF PER SHARE EARNINGS
                     (In thousands, except per share data)

                                                     Year Ended March 31,
                                                 ---------------------------
                                                  1996     1995        1994
                                                 -----   -------     -------

Net income (loss)                                $ 826   $(1,527)    $(2,738)
                                                 -----   -------     -------
                                                 -----   -------     -------

Net income (loss) per share (1)                  $0.11   $ (0.30)    $ (0.63)
                                                 -----   -------     -------
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Weighted average shares outstanding:

Common Stock                                     4,816     4,378       3,624

Dilutive stock options and warrants, using the
treasury stock method                            3,004       710         710
                                                 -----   -------     -------

Shares used in calculations                      7,280     5,088       4,334
                                                 -----   -------     -------
                                                 -----   -------     -------

(1) Fully diluted earnings per share is not disclosed on the consolidated statements of operations as it is not more than three percent different from primary earnings per share.